 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2014

Energy XXI Ltd

(Exact name of registrant as specified in its charter)

BERMUDA	001-33628	98-0499286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Canon’s Court, 22 Victoria Street, P.O. Box HM

1179, Hamilton HM EX, Bermuda

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (441) 295-2244

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Form 8-K/A is filed as an amendment (“Amendment No.1”) to the Current Report on Form 8-K (the “Original Report”) filed by Energy XXI Ltd, an exempted company under the laws of Bermuda (the “Company”), with the Securities and Exchange Commission on October 23, 2014. This Amendment No. 1 is being filed to provide additional information in Item 5.02 that was not yet available at the time of the filing of the Original Report.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

As previously announced, David West Griffin stepped down from his position as Chief Financial Officer of the Company, as well as from all other positions with any subsidiaries or affiliates of the Company. In connection with his departure, the Company and Mr. Griffin entered into a Release and Separation Agreement (the “Separation Agreement”) on December 4, 2014. Pursuant to the Separation Agreement, Mr. Griffin will receive the amounts to which he is entitled under the Executive Employment Agreement previously entered into between Griffin and Company as of September 10, 2008 (the “Executive Employment Agreement”).

Mr. Griffin will continue to be subject to the restrictive covenants set forth in the Executive Employment Agreement regarding non-disparagement, non-disclosure and non-solicitation of employees. The Separation Agreement includes other terms and conditions customary for an agreement of its nature, including a general release of claims in favor of the Company and its affiliates. The foregoing description of the Separation Agreement is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Release and Separation Agreement, by and between David West Griffin and Energy XXI Ltd, dated December 4, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY XXI LTD

	By:	/s/ John D. Schiller, Jr.
John D. Schiller, Jr.
December 5, 2014		President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
10.1	Release and Separation Agreement, by and between David West Griffin and Energy XXI Ltd, dated December 4, 2014.